Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in registration statements No. 333-226195, No. 333-233793, No. 333-233795, No. 333-238229, No. 333-239807, No. 333-268710 and No. 333-270769 on Form F-3, registration statements No. 333-235729, No. 333-275216 and No. 333-280947 on Form F-1, and registration statements No. 333-211478, No. 333-218538, No. 333-230584, No. 333-238481 and No. 333-264107 on Form S-8 of our report dated March 10, 2025, with respect to the consolidated financial statements of Purple Biotech Ltd. and its subsidiaries.

Somekh Chaikin

Member Firm of KPMG International

Tel Aviv, Israel

March 10, 2025